Exhibit 12.1

TiVo Inc.

Ratio of Earnings to Fixed Charges

Ratio of Earnings to Fixed Charges	FY'06	FY'07	FY'08	FY'09	FY'10	Nine Months Ended 10/31/2010
Interest Expense	(13,000)	(7,000)	(71,000)	(53,000)	(1,000)	(200)
Interest within rental expense	(1,144,000)	(750,000)	(782,000)	(808,000)	(864,000)	(557,000)
Total Fixed Charges	(1,157,000)	(757,000)	(853,000)	(861,000)	(865,000)	(557,200)
Earnings = Net loss less Fixed Charges	(36,477,000)	(48,249,000)	(30,708,000)	106,300,000	(23,195,000)	(49,460,800)
Ratio of Earnings to Fixed Charges	31.5	63.7	36.0	(123.5)	26.8	88.8

For the above periods, earnings were insufficient to cover fixed charges of $37,698,000, $49,058,000, $31,591,000, $23,036,000 and $50,124,000 in fiscal years 2006, 2007, 2008, 2010, and the nine months ended October 31, 2010, respectively.

Ratio of Earnings to Combined Fixed Charges

Ratio of Earnings to Combined Fixed Charges	FY'06	FY'07	FY'08	FY'09	FY'10	Nine Months Ended 10/31/2010
Interest Expense	(13,000)	(7,000)	(71,000)	(53,000)	(1,000)	(200)
Interest within rental expense	(1,144,000)	(750,000)	(782,000)	(808,000)	(864,000)	(557,000)
Total Fixed Charges	(1,157,000)	(757,000)	(853,000)	(861,000)	(865,000)	(557,200)
Earnings = Net loss less Fixed Charges	(36,477,000)	(48,249,000)	(30,708,000)	106,300,000	(23,195,000)	(49,460,800)
Ratio of Earnings to Fixed Charges	31.5	63.7	36.0	(123.5)	26.8	88.8

For the above periods, earnings were insufficient to cover combined fixed charges of $37,698,000, $49,058,000, $31,591,000, $23,036,000 and $50,124,000 in fiscal years 2006, 2007, 2008, 2010, and the nine months ended October 31, 2010, respectively.